EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference into the Company's previously filed Registration Statements on Form S-8 for the Anuhco, Inc. 1992 Incentive Stock Plan, File No. 33-51494, the Stock Option Agreement by and between Anuhco, Inc. and C. Ted McCarter, effective May 31, 1995, File No. 33-62553, and the TransFinancial Holdings, Inc. 1998 Long-Term Incentive Plan, File No. 333-66803, of our report dated June 15, 2000, on our audits of the consolidated financial statements and financial statement schedule of TransFinancial Holdings, Inc., (formerly Anuhco, Inc.) as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998, and 1997, which report is included in this Annual Report on Form 10-K.

                                             /s/ PricewaterhouseCoopers LLP
                                             PricewaterhouseCoopers LLP


Kansas City, Missouri
June 15, 2000